NOTE: THIS DOCUMENT IS AN ENGLISH-LANGUAGE SUMMARY OF AN ORIGINAL DOCUMENT IN THE SPANISH LANGUAGE. SOME PROVISIONS HAVE BEEN COMPLETELY TRANSLATED; OTHERS HAVE BEEN ABRIDGED TO SUMMARIZE THE CONTENT WITHOUT PROVIDING A VERBATIM TRANSLATION.


                            STOCK PURCHASE AGREEMENT


                              OF SHARES ISSUED BY


                          AGRICOLA BATIZ, S.A. DE C.V.


                        ENTERED INTO BY THE SHAREHOLDERS


                          RAUL GUILLERMO BATIZ GUILLEN


                                      AND


                          JORGE GUILLERMO BATIZ GUILLEN


                                WITH THE COMPANY


                            DNAP HOLDING CORPORATION



                                OCTOBER 7, 1997

STOCK PURCHASE AGREEMENT OF SHARES ISSUED BY AGRICOLA BATIZ, S.A. DE C.V. ("ABSA") ENTERED INTO BY MESSRS. JORGE GUILLERMO BATIZ GUILLEN AND RAUL GUILLERMO BATIZ GUILLEN, WITH THE LATTER ACCOMPANIED BY HIS SPOUSE, MAGDALENA GAMBOA RODRIGUEZ, (COLLECTIVELY THE "SHAREHOLDERS"), AND DNAP HOLDING CORPORATION ("DNAP"), REPRESENTED BY MR. ARTHUR H. FINNEL, IN ACCORDANCE WITH THE FOLLOWING:

                                REPRESENTATIONS

1.  THE SHAREHOLDERS REPRESENT UNDER OATH:

1.1 That all of them are natural persons, of majority age and Mexican nationality, and in full enjoyment of their faculties, fully capable of entering into this Agreement, and with respect to those of whom are married:
(i) they are married under a separation of property system, or (ii) the property that is the subject matter of this Agreement does not form part of the respective community property, or (iii) judicial authorization has been obtained as required in accordance with the documents attached, or (iv) the spouse is present at the execution of this Agreement to evidence of her approval.

1.2 That they are the sole and lawful owners of 50 Series B, Class I shares representing all of the fixed portion, without right of withdrawal, of the capital stock subscribed for and paid in of ABSA, each having a par value of pesos $1,000, and which are completely subscribed for, paid in and non-assessable, as is evident from ABSA's share transfer book, and of which they have complete title and possession, free and clear of any encumbrance or lien, lawsuit, litigation or claim whatsoever, represented by the Provisional Certificates which correspond to the current issuance identified as "Issuance 1997," with all such share certificates having coupons starting consecutively from number one, and which are described below, along with the shares that correspond to each one of the Shareholders (the "Shares"):

-----------------------------------------------------------------------
SHAREHOLDERS                               SERIES B        CERTIFICATES
                                            SHARES
                                            CLASS I
-----------------------------------------------------------------------
1.  RAUL GUILLERMO BATIZ GUILLEN               25                002
-----------------------------------------------------------------------
2.  JORGE GUILLERMO BATIZ GUILLEN              25                001
-----------------------------------------------------------------------
                TOTAL                          50
-----------------------------------------------------------------------

1.3. That they acquired the Shares free of all encumbrances and limitations of any nature through a contribution in cash paid at the time of ABSA's incorporation, and for which they timely obtained all necessary corporate, contractual and governmental authorizations, and for such purpose, they made all applicable filings, including those relating to the National Agrarian Registry.

1.4. That their address and Federal Tax Identification Numbers are as follows:

-------------------------------------------------------------------------------
SHAREHOLDERS                            ADDRESS                       TAX I.D.
                                                                       NUMBER
-------------------------------------------------------------------------------
1.  RAUL GUILLERMO      Boulevard Culiacan 2580-7, Col. Los Alamos,
    BATIZ GUILLEN       Culiacan, Sinaloa
-------------------------------------------------------------------------------
2.  JORGE GUILLERMO     Boulevard Culiacan 2580-7, Col. Los Alamos,
    BATIZ GUILLEN       Culiacan, Sinaloa
-------------------------------------------------------------------------------

1.5 That there does not exist any debt or charge whatsoever owed by ABSA and/or its subsidiaries and/or its affiliates to the Shareholders derived from any relationship they have had or have with ABSA, whether of a commercial, stockholding or labor nature in their capacity as directors or of any other type, except for those arising from the "Agreement Concerning the Exercise of the Right of Withdrawal of All Contributions Made to Agricola Batiz, S.A. de C.V.," entered into on August 29, 1997 by the Shareholders, along with other shareholders of ABSA holding Series A and Series T shares, and ABSA, with the participation of DNAP, and which is a separate agreement from this Agreement and which therefore shall not be affected in any way by the execution of this Agreement.

1.6 That ABSA, its subsidiaries and its assets are not encumbered in any way, that ABSA has performed, is performing and is current on all of its obligations of an administrative nature, whether federal, state or municipal, and it has all registrations (including with the National Agrarian Registry), permits and authorizations necessary for its operations, including those of an agrarian, health, foreign investment and environmental nature, among others, and has good title to its property, free of all charges and encumbrances, in good condition, with all taxes having been paid, whether of a federal, state or municipal nature.

1.7 That each and every activity that ABSA and its subsidiaries realize, including but not limited to the planting, harvesting, distribution, exportation and marketing of agricultural products, are carried out in accordance with applicable law, and for such purposes, ABSA and its subsidiaries have each and every necessary authorization.

1.8 That the execution of this Agreement: (i) does not violate any contractual obligation assumed by the Shareholders; (ii) has authorization from all those persons or nongovernmental entities, as well as the approval of all government entities and agencies, as required; (iii) does not violate, breach or in any other manner conflict with applicable tax and legal provisions, especially those related to: (a) the bylaws of ABSA or its subsidiaries, (b) any contract or agreement in which ABSA or one of its subsidiaries is a party, (c) any arbitration award, judicial ruling or administrative ruling of which ABSA, its subsidiaries, or their assets, or the Shareholders are a part, (d) any governmental license, permit or authorization granted to ABSA or its subsidiaries, or (e) any law that regulates the activities or assets of ABSA, its subsidiaries or of the Shareholders.

2.  THE REPRESENTATIVE OF DNAP REPRESENTS:

2.1 That DNAP is a company duly organized and existing in accordance with the laws of the State of Delaware, United States of America.

2.2 That he has sufficient authority to enter into this Agreement in the name and on the behalf of DNAP, and that such authority has not been limited or restricted in any manner whatsoever.

3.3 That based on the representations of the Shareholders, and subject to the terms and conditions of this Agreement, DNAP agrees to acquire the Shares.

3.  THE SHAREHOLDERS AND DNAP REPRESENTS:

That they mutually recognize each others legal existence and capacity to enter into this Agreement, as a result of which they make the following:

                                   SECTIONS

SECTION 1. The Selling Group sells, assigns and transfers the Shares, without any limitation whatsoever, to DNAP, which acquires the Shares free and clear of any charge, encumbrance or ownership limitation, with all of the rights and obligations thereby accruing, and as a result of which, the Shareholders hereby endorse title over and deliver to DNAP the certificates representing the Shares, which have attached all of their coupons currently in effect.

All that in law and in fact which corresponds to the corporate property of ABSA, and that is inherent in the certificates representing the Shares, is deemed included in the transaction described herein and is delivered under the conditions set forth in the Representations of this Agreement.

In such manner, the delivery of the certificates representing the Shares transfers, without any limitation to the Buyers, the status of being shareholders of ABSA, as well as all those rights embodied by the Shares, such as corporate rights, including without limitation the following: the right to vote, the right to deliberate in meetings, to name directors and statutory auditors. Furthermore, the transfer shall include all property rights, including the right to receive a dividend and liquidation amount.

SECTION 2. The total amount of the transaction, and based on the representations made in this Agreement, which are incorporated by this reference, is the amount of US$16,729.30 or US$334.5878 per share.

All amounts that are stated in this Agreement in United States Dollars ("Dollars"), shall be paid in the United Mexican States in Dollars or their equivalent in Mexican pesos on the date that the payment is made.

SECTION 3. DNAP hereby makes the payment of the amount contemplated in the immediately preceding Section, which is accepted by the Shareholders to their complete satisfaction, and for which they grant the broadest release allowed by law with respect to the same, and for such purposes, the execution of this Agreement serves as a receipt of such amount paid.

SECTION 4. All taxes that are accrued as the result of the acquisition that is the subject matter of this Agreement shall be for the exclusive account of the Shareholders, and for which ABSA shall withhold from the payment any applicable amounts and the Shareholders agree to hold ABSA and its shareholders harmless for any payment or proceeding related to such withholding.

Each of the parties shall be responsible for the expenses and fees they have incurred or will incur in the negotiation, entering into, execution and formalization of this Agreement.

SECTION 5. The Shareholders appoint Mr. Jorge Guillermo Batiz Guillen as their representative for purposes of this Agreement, including for the receiving of notices and of the payments contemplated herein. Any change in the designation of the representative shall be communicated to ABSA in writing and signed by all of the Shareholders.

In any event, ABSA at any time may require that the Shareholders' designation of the common representative, as well as his revocation or limitation of his rights, be certified in the presence of a notary public.

SECTION 6. All notices made by the parties with respect to this Agreement shall be in writing and shall be delivered to the address of the respective party as follows, until a new address is provided by the respective party:

THE SHAREHOLDERS                             DNAP
Boulevard Culiacan 2580-7                    DNAP HOLDING CORPORATION
Colonia Los Alamos                           6701 San Pablo Avenue
Culiacan, Sinaloa                            Oakland, California 94608-1239
Mexico                                       U.S.A.

Notices shall be deemed to have legal effect as of the day they are delivered to the respective party.

SECTION 7. The Shareholders warrant that they have good title to the Shares and agree to respond and remedy the title in the event a third party claims a greater right, and therefore, in accordance with this Agreement and applicable law, the Shareholders agree jointly and severally, and without limitation, to hold ABSA and DNAP harmless from all liability, limitation of ownership, contingency of any kind, whether of a civil, commercial, tax, criminal, agrarian, labor, or administrative nature, from the subscription and execution of this Agreement, as well as from all acts taken and events that occur prior to today's date, which in some manner cause any type of damage or loss of income to ABSA and/or DNAP and which has not been expressly disclosed in this Agreement or that has been partially, erroneously or falsely disclosed.

SECTION 8. If required by DNAP, the parties agree to have this Agreement certified by a notary public chosen by DNAP, with the understanding that the expense related to such certification shall be borne by DNAP.

SECTION 9. The parties agree that this Agreement constitutes the entire agreement of the parties with respect to the sale by the Shareholders of the Shares, and therefore, any agreement or communication made prior to and not contemplated in this Agreement is void and without force or effect. Similarly, any modification of this Agreement shall be made in a writing signed by the parties.

SECTION 10. The Shareholders shall not assign any of their rights or obligations hereunder, whether in whole or in part, without the written consent of DNAP.

SECTION 11. The parties agree that the headings contained in the index are for convenience only, and therefore the contents of the Sections shall control over any discrepancy between the Sections and the headings.

SECTION 12. With respect to any dispute that arises out of the interpretation, execution, performance or breach of this Agreement, with the exception of those special proceedings that the parties have agreed to for the resolution of certain disputes specifically provided for herein, and which shall be exhausted first, the parties expressly submit to the laws of the United Mexican States and the competent courts in the city of Monterrey, N.L., and waive any other jurisdiction that they may be entitled to due to their present or future domiciles.

The parties, being aware of the content and legal effect of this Agreement, signed this Agreement in triplicate in the presence of two witnesses of legal age in the City of Monterrey, N.L., on October 7, 1997.

                              "THE SHAREHOLDERS"


-------------------------------------   -------------------------------------
RAUL GUILLERMO BATIZ GUILLEN            JORGE GUILLERMO BATIZ GUILLEN



-------------------------------------
MAGDALENA GAMBOA RODRIGUEZ



                                      "DNAP"
                            DNAP HOLDING CORPORATION



                      -------------------------------------
                                ARTHUR H. FINNEL



             WITNESS                                WITNESS



-------------------------------------   -------------------------------------





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